Exhibit 3

[*] indicates that a confidential portion of the text of this agreement has been omitted.

--------------------------------------------------------------------------------



                              INVESTMENT AGREEMENT


                          dated as of November 26, 2001


                                  by and among


                                   XOMA LTD.,


                                a Bermuda company


                                       and


                        MILLENNIUM PHARMACEUTICALS, INC.,


                             a Delaware corporation


                                       and


                                mHOLDINGS TRUST,


                         a Massachusetts business trust



--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                    ARTICLE I

                           INTERPRETATION; DEFINITIONS

   SECTION 1.1.   Interpretation.............................................4
   SECTION 1.2.   Definitions................................................5

                                   ARTICLE II

                      PURCHASE AND SALE OF NOTE AND SHARES

   SECTION 2.1.   Purchase and Sale..........................................8
   SECTION 2.2.   Closing Dates.............................................11
   SECTION 2.3.   Transactions at Each Closing..............................11
   SECTION 2.4.   Limitations on the Obligations of Purchaser...............12

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

   SECTION 3.1.   Representations and Warranties of the Company.............13
   SECTION 3.2.   Representations and Warranties of the Purchasers..........18

                                   ARTICLE IV

                       COVENANTS AND ADDITIONAL AGREEMENTS

   SECTION 4.1.   Ordinary Course...........................................21
   SECTION 4.2.   Further Actions...........................................21
   SECTION 4.3.   Further Assurances........................................22
   SECTION 4.4.   Repurchase................................................22
   SECTION 4.5.   Selling Restrictions......................................23
   SECTION 4.6.   Standstill Agreement......................................25

                                    ARTICLE V

                              CONDITIONS PRECEDENT

   SECTION 5.1.   Each Party's Obligations..................................27
   SECTION 5.2.   Conditions to the Obligations of the Company..............27
   SECTION 5.3.   Conditions to the Obligations of the Purchasers...........28

                                   ARTICLE VI

                                   TERMINATION

   SECTION 6.1.   Termination...............................................30
   SECTION 6.2.   Effect of Termination.....................................31

                                   ARTICLE VII

                                 INDEMNIFICATION

   SECTION 7.1.   Indemnification of the Purchasers.........................32
   SECTION 7.2.   Indemnification of the Company............................32

                                  ARTICLE VIII

                                  MISCELLANEOUS

   SECTION 8.1.   Governing Law.............................................33
   SECTION 8.2.   Assignment................................................33
   SECTION 8.3.   Amendments................................................33
   SECTION 8.4.   Notices...................................................33
   SECTION 8.5.   Public Announcements......................................35
   SECTION 8.6.   No Strict Construction....................................35
   SECTION 8.7.   Headings..................................................35
   SECTION 8.8.   No Implied Waivers; Rights Cumulative.....................35
   SECTION 8.9.   Confidentiality...........................................35
   SECTION 8.10.  Severability..............................................36
   SECTION 8.11.  Execution in Counterparts.................................36
   SECTION 8.12.  No Third Party Beneficiaries..............................36
   SECTION 8.13.  Specific Enforcement......................................36
   SECTION 8.14.  Cooperation...............................................36
   SECTION 8.15.  Expenses and Remedies.....................................37
   SECTION 8.16.  Transfer of Shares........................................37

SCHEDULE 3.1(m) - CERTAIN INTELLECTUAL PROPERTY MATTERS

EXHIBIT A       -   ADJUSTMENTS UPON TERMINATION OF DEVELOPMENT PROGRAM FOR ONE
                    LICENSED PRODUCT
EXHIBIT B       -   FORM OF CONVERTIBLE PROMISSORY NOTE
EXHIBIT C       -   FORM OF OPINION FROM CHRISTOPHER J. MARGOLIN, VICE
                    PRESIDENT, GENERAL COUNSEL AND SECRETARY OF THE COMPANY
EXHIBIT D       -   FORM OF OPINION FROM CONYERS DILL & PEARMAN, SPECIAL
                    COUNSEL TO THE COMPANY
EXHIBIT E       -   FORM OF OPINION FROM CAHILL GORDON & REINDEL, SPECIAL
                    COUNSEL TO THE COMPANY

                              INVESTMENT AGREEMENT


     THIS INVESTMENT AGREEMENT (the "Agreement") is made as of November 26, 2001 (the "Effective Date") by and among XOMA LTD., a Bermuda company (the "Company"), MILLENNIUM PHARMACEUTICALS, INC., a Delaware corporation ("Millennium") and mHOLDINGS TRUST (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts and an indirect, wholly-owned subsidiary of Millennium. The Trust and Millennium are hereinafter collectively referred to as the "Purchasers" and each as a "Purchaser".

                               W I T N E S S E T H


     WHEREAS, XOMA (US) LLC, a wholly-owned subsidiary of the Company, and Millennium are parties to a Development and License Agreement, executed as of November 26, 2001 (the "Development and License Agreement");

     WHEREAS, the Purchasers wish to purchase from the Company, and the Company wishes to sell to the Purchasers, common shares of the Company, USD $0.0005 par value per share ("Common Shares") and a convertible promissory note in the form attached hereto as Exhibit B (the "Note");

     NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the Company and the Purchasers, intending to become legally bound, hereby agree as follows:


                                    ARTICLE I

                           INTERPRETATION; DEFINITIONS


     SECTION 1.1. Interpretation. As used in this Agreement, unless the context otherwise requires:

          (a) any reference to the Company and its Subsidiaries means the Company and each of its Subsidiaries;

          (b) words of any gender include all genders;

          (c) words using the singular or plural number also include the plural or singular number, respectively; and

          (d) the terms "hereof", "herein", and "hereby" and derivative or similar words refer to this entire Agreement.

     SECTION 1.2. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     "Affiliate" shall have the meaning set forth in the Development and License Agreement.

     "Agreement" is defined in the recitals to this Agreement.

     "Applicable Period" means the period from the date of this Agreement through the Fifth Closing Date and thereafter for so long as the Purchasers continuously beneficially own Shares representing in the aggregate four percent (4%) or more of the outstanding Common Shares.

     "Business Day" means any day on which banking institutions are open in Berkeley, California, New York, New York and Boston, Massachusetts.

     "Closing" or "Closings" means any or all of the First Closing, Second Closing, Third Closing, Fourth Closing and/or Fifth Closing as the context requires.

     "Common Shares" is defined in the recitals to this Agreement.

     "Company" is defined in the recitals to this Agreement.

     "Company Bye-laws" is defined in Section 3.1(a).

     "Company Charter" is defined in Section 3.1(a).

     "Company Intellectual Property Rights" is defined in Section 3.1(m).

     "Company SEC Documents" is defined in Section 3.1(f).

     "Company Share Plans" is defined in Section 3.1(d).

     "Confidential Information" is defined in Section 8.9.

     "Contract" is defined in Section 3.1(c)(i).

     "Development and License Agreement" is defined in the recitals of this Agreement.

     "Effective Date" is defined in the recitals of this Agreement.

     "Event of Default" is defined in the Note.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

     "Fifth Closing" is defined in Section 2.2(e).

     "Fifth Closing Average Price" is defined in Section 2.1(e).

     "Fifth Closing Date" is defined in Section 2.2(e).

     "Fifth Closing Shares" is defined in Section 2.1(e).

     "Fifth Purchase Price" is defined in Section 2.1(e).

     "First Closing" is defined in Section 2.2(a).

     "First Closing Date" is defined in Section 2.2(a).

     "First Purchase Price" is defined in Section 2.1(a).

     "Fourth Closing" is defined in Section 2.2(d).

     "Fourth Closing Average Price" is defined in Section 2.1(d).

     "Fourth Closing Date" is defined in Section 2.2(d).

     "Fourth Closing Shares" is defined in Section 2.1(d).

     "Fourth Purchase Price" is defined in Section 2.1(d).

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" is defined in Section 3.1(c)(ii).

     "Lien" is defined in Section 3.1(c)(i).

     "Losses" is defined in Section 7.1(a).

     "Material Adverse Effect" on or with respect to an entity (or group of entities taken as a whole) means any state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on (a) the business (including, without limitation, clinical development programs), properties, results of operations or financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole), excluding, however, any such effect caused by economic, tax, or other matters of general applicability, or, by matters generally affecting the industry in which the such entity and its subsidiaries conduct business (in each case, however, only to the extent the entity or group of entities is not affected disproportionately), or (b) the ability of such entity (or group of entities) to consummate the transactions contemplated under this Agreement, or the Registration Rights Agreement.

     "Material Contract" is defined in Section 3.1(j)(i).

     "Millennium" is defined in the introductory paragraph of this Agreement

     "Note" is the convertible promissory note in the form attached hereto as Exhibit B to be issued by the Company to the Purchasers at the First Closing.

     "Permit" is defined in Section 3.1(c)(i).

     "Permitted Liens" means those Liens (A) securing debt that is reflected on the balance sheets or the notes thereto contained in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof, (B) for taxes not yet due or payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (C) that constitute mechanics', carriers', workmens' or like liens, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course, (D) incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and social security, retirement and other legislation and (E) constituting easements, covenants, declarations, rights or way, encumbrances, or similar restrictions in connection with real property owned by the Company or any of its Subsidiaries that do not materially impair the use of such real property by the Company and any of its Subsidiaries, and in the case of Liens described in clauses (B), (C), (D) or (E) that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

     "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government or other entity.

     "Principal Trading Market" is defined in Section 2.1(b).

     "Purchase Price" means any or all of the First Purchase Price, Second Purchase Price, Third Purchase Price, Fourth Purchase Price or Fifth Purchase Price.

     "Purchasers" is defined in the recitals to this Agreement.

     "Purchasers' Indemnifiable Losses" is defined in Section 7.1(a).

     "Purchasers' Indemnitees" is defined in Section 7.1(a).

     "Registration Rights Agreement" is defined in Section 5.3(e)(i).

     "SEC" means the Securities and Exchange Commission.

     "Second Closing" is defined in Section 2.2(b).

     "Second Closing Average Price" is defined in Section 2.1(b).

     "Second Closing Date" is defined in Section 2.2(b).

     "Second Closing Shares" is defined in Section 2.1(b).

     "Second Purchase Price" is defined in Section 2.1(b).

     "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

     "Shares" means the Second Closing Shares, the Third Closing Shares, the Fourth Closing Shares, the Fifth Closing Shares and any Common Shares issued to the Purchasers upon conversion of the Note.

     "Subsidiary" means, as to any Person, any corporation or other business entity at least a majority of the shares of stock or other interests of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation or other business entity (irrespective of whether or not at the time stock or other investments of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

     "Third Closing" is defined in Section 2.2(c).

     "Third Closing Average Price" defined in Section 2.1(c).

     "Third Closing Date" is defined in Section 2.2(c).

     "Third Closing Shares" is defined in Section 2.1(c).

     "Third Purchase Price" is defined in Section 2.1(c).

     "Trading Day" means any day on which the Principal Trading Market for the Common Shares is open for trading.

     "Trust" is defined in the recitals to this Agreement.

     "Voting Securities" means at any time shares of any class of share capital of the Company which are then entitled to vote generally in the election of directors.


                                   ARTICLE II

                      PURCHASE AND SALE OF NOTE AND SHARES


     SECTION 2.1. Purchase and Sale.

     (a) First Closing. Subject to the terms and conditions of this Agreement, on the First Closing Date, as defined in Section 2.2(a) below, the Company shall issue and sell the Note to the Purchasers, and the Purchasers shall purchase the Note from the Company, for an aggregate purchase price of Five Million Dollars (USD $5,000,000) (the "First Purchase Price").

     (b) Second Closing. Subject to the terms and conditions of this Agreement and subject to adjustment under Section 2.1(f) below, on the Second Closing Date, as defined in Section 2.2(b) below, the Company agrees to issue and sell to the Purchasers, and the Purchasers agree to purchase from the Company, for an aggregate purchase price of Seven Million Five Hundred Thousand Dollars (USD $7,500,000) (the "Second Purchase Price"), a number of Common Shares (the "Second Closing Shares") equal to the Second Purchase Price, divided by an amount equal to the average of the intra-day high sale price per Common Share as reported on the Nasdaq National Market System, New York Stock Exchange or American Stock Exchange (the "Principal Trading Market") for each of the fifteen
(15) consecutive Trading Days ending [*] Trading Days before the Second Closing Date (or, if no sale was made on any such Trading Day, the average of the closing bid and asked prices of the Common Shares on such Trading Day) (the "Second Closing Average Price"); provided that in no event shall the Second Closing Average Price exceed one-hundred and fifteen percent (115%) of the average of the last reported sale price of the Common Shares as reported on the Principal Trading Market on each of the twenty-five (25) consecutive Trading Days ending [*] Trading Days before the Second Closing Date.

     (c) Third Closing. Subject to the terms and conditions of this Agreement, and subject to adjustment pursuant to Section 2.1(f) below, on the Third Closing Date, as defined in Section 2.2(c) below, the Company agrees to issue and sell to the Purchasers, and the Purchasers agree to purchase from the Company, for an aggregate purchase price of Seven Million Five Hundred Thousand Dollars (USD $7,500,000) (the "Third Purchase Price"), a number of Common Shares (the "Third Closing Shares") equal to the Third Purchase Price divided by an amount equal to the average of the intra-day high sale price per Common Share as reported on the Principal Trading Market for each of the fifteen (15) consecutive Trading Days ending [*] Trading Days before the Third Closing Date (or, if no such sale was made on any such Trading Day, the average of the closing bid and asked prices of the Common Shares on such Trading Day) (the "Third Closing Average Price"); provided, that in no event shall the Third Closing Average Price exceed one-hundred and fifteen percent (115%) of the average of the last reported sale price of the Common Shares on the Principal Trading Market on each of the twenty-five (25) consecutive Trading Days ending [*] Trading Days before the Third Closing Date.

     (d) Fourth Closing. Subject to the terms and conditions of this Agreement, and subject to adjustment pursuant to Section 2.1(f) below, on the Fourth Closing Date, as defined in Section 2.2(d) below, the Company agrees to issue and sell to the Purchasers, and the Purchasers agree to purchase from the Company, for an aggregate purchase price of Fifteen Million Dollars (USD $15,000,000) (the "Fourth Purchase Price"), a number of Common Shares (the "Fourth Closing Shares") equal to the Fourth Purchase Price divided by an amount equal to the average of the intra-day high sale price per Common Share as reported on the Principal Trading Market for each of the fifteen (15) consecutive Trading Days ending [*] Trading Days before the Fourth Closing Date (or, if no such sale was made on any such Trading Day, the average of the closing bid and asked prices of the Common Shares on such Trading Day) (the "Fourth Closing Average Price"); provided, that in no event shall the Fourth Closing Average Price exceed one-hundred and fifteen percent (115%) of the average of the last reported sale price of the Common Shares on the Principal Trading Market on each of the twenty-five (25) consecutive Trading Days ending [*] Trading Days before the Fourth Closing Date.

     (e) Fifth Closing. Subject to the terms and conditions of this Agreement, and subject to adjustment pursuant to Section 2.1(f) below, on the Fifth Closing Date, as defined in Section 2.2(e) below, the Company agrees to issue and sell to the Purchasers, and the Purchasers agree to purchase from the Company, for an aggregate purchase price of Fifteen Million Dollars (USD $15,000,000) (the "Fifth Purchase Price"), a number of Common Shares (the "Fifth Closing Shares") equal to the Fifth Purchase Price divided by an amount equal to the average of the intra-day high sale price per Common Share as reported on the Principal Trading Market for each of the fifteen (15) consecutive Trading Days ending [*] Trading Days before the Fifth Closing Date (or, if no such sale was made on any such Trading Day, the average of the closing bid and asked prices of the Common Shares on such Trading Day) (the "Fifth Closing Average Price"); provided, that in no event shall the Fifth Closing Average Price exceed one-hundred and fifteen percent (115%) of the average of the last reported sale price of the Common Shares on the Principal Trading Market on each of the twenty-five (25) consecutive Trading Days ending [*] Trading Days before the Fifth Closing Date.

     (f) Notwithstanding the provisions of Section 2.1(b) through (e) above, if at any time prior to the Second, Third, Fourth and/or Fifth Closing Date the Development Program for either of the Licensed Products (as each such term is defined in the Development and License Agreement) is terminated in accordance with the terms of the Development and License Agreement, the Second, Third, Fourth and/or Fifth Purchase Price payable subsequent to the date of such termination shall be reduced as set forth on Exhibit A.

     (g) Notwithstanding the foregoing or any other provisions of this Agreement, in connection with any Closing, the Company shall have the right to elect to not issue and sell to the Purchasers any Shares as provided in Section 2.1(b) through (e) above. In the event that the Company so elects not to issue and sell Shares to the Purchasers at a particular Closing, or in the event that a particular Closing shall not have occurred prior to or on the latest date set forth or otherwise referred to in Section 2.2(a), (b), (c), (d) or (e), whichever is applicable (as may be extended by the written consent of both Purchasers or pursuant to Section 5.3(a) hereof or Section 3(a) of the Registration Rights Agreement), then the Purchasers shall have no obligations under this Agreement with respect to such Closing, unless the failure of such Closing to occur results from a failure of either Purchaser to fulfill any obligation under this Agreement.

     SECTION 2.2. Closing Dates. Subject to the terms and conditions of this
Agreement:

     (a) The closing of the purchase and sale of the Note hereunder (the "First Closing") shall be held at the offices of the Purchasers' counsel, at 10:00 a.m., Boston time, on a date that is mutually agreeable to the parties but in any event within five (5) Business Days after all of the conditions set forth in
Article V have been satisfied or waived. The date of the First Closing is hereinafter referred to as the "First Closing Date".

     (b) The closing of the purchase and sale of the Second Closing Shares hereunder (the "Second Closing") shall be held at the offices of the Purchasers' counsel, at 10:00 a.m., Boston time, on the twelve (12) month anniversary of the execution date of the Development and License Agreement (or, if such date is not a Business Day, then the first preceding Business Day), unless the parties otherwise consent in writing, or as adjusted pursuant to Section 5.3(a). The date of the Second Closing is hereinafter referred to as the "Second Closing Date."

     (c) The closing of the purchase and sale of the Third Closing Shares hereunder (the "Third Closing") shall be held at the offices of the Purchasers' counsel, at 10:00 a.m., Boston time, on the eighteen (18) month anniversary of the execution date of the Development and License Agreement (or, if such date is not a Business Day, then the first preceding Business Day), unless the parties otherwise consent in writing, or as adjusted pursuant to Section 5.3(a). The date of the Third Closing is hereinafter referred to as the "Third Closing Date."

     (d) The closing of the purchase and sale of the Fourth Closing Shares hereunder (the "Fourth Closing") shall be held at the offices of the Purchasers' counsel, at 10:00 a.m., Boston time, on the twenty-four (24) month anniversary of the execution date of the Development and License Agreement (or, if such date is not a Business Day, then the first preceding Business Day), unless the parties otherwise consent in writing, or as adjusted pursuant to Section 5.3(a). The date of the Fourth Closing is hereinafter referred to as the "Fourth Closing Date."

     (e) The closing of the purchase and sale of the Fifth Closing Shares hereunder (the "Fifth Closing") shall be held at the offices of the Purchasers' counsel, at 10:00 a.m., Boston time, on the thirty (30) month anniversary of the execution date of the Development and License Agreement (or, if such date is not a Business Day, then the first preceding Business Day), unless the parties otherwise consent in writing, or as adjusted pursuant to Section 5.3(a). The date of the Fifth Closing is hereinafter referred to as the "Fifth Closing Date."

     SECTION 2.3. Transactions at Each Closing.

     (a) On the First Closing Date, subject to the terms and conditions of this Agreement (i) the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase, the Note; and (ii) the Company shall deliver to Millennium the Note, issued in the name of the Trust against payment of the First Purchase Price by wire transfer of immediately available funds to an account or accounts previously designated by the Company no less than five (5) Business Days prior to the First Closing Date.

     (b) On the Second Closing Date, subject to the terms and conditions of this Agreement, (i) the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase, the Second Closing Shares; and (ii) the Company shall deliver to Millennium a certificate representing the Second Closing Shares, registered in the name of the Trust against payment of the Second Purchase Price by wire transfer of immediately available funds to an account or accounts previously designated by the Company no less than five (5) Business Days prior to the Second Closing Date.

     (c) On the Third Closing Date, subject to the terms and conditions of this Agreement, (i) the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase, the Third Closing Shares; and (ii) the Company shall deliver to Millennium a certificate representing the Third Closing Shares, registered in the name of the Trust against payment of the Third Purchase Price by wire transfer of immediately available funds to an account or accounts previously designated by the Company no less than five (5) Business Days prior to the Third Closing Date.

     (d) On the Fourth Closing Date, subject to the terms and conditions of this Agreement, (i) the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase, the Fourth Closing Shares; and (ii) the Company shall deliver to Millennium a certificate representing the Fourth Closing Shares, registered in the name of the Trust against payment of the Fourth Purchase Price by wire transfer of immediately available funds to an account or accounts previously designated by the Company no less than five (5) Business Days prior to the Fourth Closing Date.

     (e) On the Fifth Closing Date, subject to the terms and conditions of this Agreement, (i) the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase, the Fifth Closing Shares; and (ii) the Company shall deliver to Millennium a certificate representing the Fifth Closing Shares, registered in the name of the Trust against payment of the Fifth Purchase Price by wire transfer of immediately available funds to an account or accounts previously designated by the Company no less than five (5) Business Days prior to the Fifth Closing Date.

     SECTION 2.4. Limitations on the Obligations of Purchaser. Notwithstanding the foregoing, the Purchasers shall not be obligated to purchase the Shares at the Second, Third, Fourth or Fifth Closings to the extent, but only to the extent, that:

     (a) the sale of such Shares would require the Company to obtain shareholder approval of the sale; or

     (b) the total number of Shares to be purchased at any such Closing, plus the total number of Shares previously purchased pursuant hereto and still owned by the Purchas-ers as of such Closing (including Shares obtained through conversion of the Note) and acquired pursuant to this Agreement, would equal or exceed 9.9 percent (9.9%) of the outstanding Common Shares as of the date of such Closing; provided, however, that upon the occurrence of such event, Millennium agrees to purchase from the Company a non-convertible, unsecured note with commercially reasonable terms and conditions to be negotiated at such time for the portion of the applicable Purchase Price that would cause the occurrence of the event specified in this subsection 2.4(b).

     For the avoidance of doubt, it is understood that the foregoing limitations may only apply in part and that the Purchasers shall be required to purchase any portion of the Second, Third, Fourth or Fifth Closing Shares to which such limitations do not apply.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


     SECTION 3.1. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers as follows:

     (a) Corporate Organization. The Company is a company duly organized, validly existing and in good standing under the laws of Bermuda. Each Subsidiary is duly organized and validly existing and, if applicable, is in good standing, under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries is duly qualified or licensed and, if applicable, is in good standing as a foreign entity, in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification or licensing, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company and each of the Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted. The Company has heretofore made available to the Purchasers complete and correct copies of the Memorandum of Continuance of the Company (the "Company Charter") and the Bye-laws of the Company (the "Company Bye-Laws") and the comparable organizational documents of each of its Subsidiaries, each as amended to date and currently in full force and effect.

     (b) Corporate Authority; Authorization; Enforceability. The Company has the requisite company power and authority to execute, deliver and perform this Agreement and the Registration Rights Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Note and the Registration Rights Agreement, the issuance and sale by the Company of the Note and the Shares, and the performance by the Company of the other transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Registration Rights Agreement or for the Company to consummate the transactions so contemplated herein and therein. The Note being issued at the First Closing has been duly authorized by all necessary corporate action on the part of the Company and a sufficient number of authorized but unissued Common Shares have been reserved by appropriate action in connection with the conversion of the Note. The Shares being issued at the Second, Third, Fourth and Fifth Closings and upon conversion of the Note have been duly authorized by all necessary corporate action on the part of the Company. This Agreement, the Note and the Registration Rights Agreement are valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, assuming that this Agreement and the Registration Rights Agreement are valid and binding agreements of each Purchaser, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies and except that rights to indemnity may be limited by public policy.

     (c) No Violations; Consents and Approvals.

     (i) Assuming the representations and warranties of the Purchasers in
Section 3.2 hereof are true and correct, neither the execution, delivery or performance by the Company of this Agreement, the Note, or the Registration Rights Agreement nor the consummation by the Company of the transactions contemplated hereby or thereby (A) will result in a violation or breach of the Company Charter or the Company Bye-laws or (B) will result in a violation or breach of (or give rise to any right of termination, revocation, cancellation or acceleration under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any lien, mortgage, charge, encumbrance or security interest of any kind (a "Lien") upon any of the properties or assets of the Company or any of its Subsidiaries under, (1) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, or material contract, agreement, obligation, instrument, offer, commitment, understanding or other arrangement (each a "Contract") or of any material license, waiver, exemption, order, franchise, permit or concession (each a "Permit") to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound, or (2) any judgment, order, decree, statute, law, regulation or rule applicable to the Company or any of its Subsidiaries, except in the case of clause (B), for violations, breaches, defaults, rights of cancellation, termination, revocation or acceleration or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

     (ii) Assuming the representations and warranties of the Purchasers in
Section 3.2 hereof are true and correct, no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, federal, state, local or foreign (a "Governmental Entity"), is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement, the Note or the Registration Rights Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, other than (w) the listing of the Shares on a Principal Trading

Market, (x) registration of the resale of the Shares under the Securities Act as contemplated by the Registration Rights Agreement, (y) as may be required under applicable state securities or "blue sky" laws, and (z) the consent of the Bermuda Monetary Authority to the issuance of the Note and the Shares (which consent has already been obtained subject to the requirement that the Common Shares are listed on an appointed stock exchange as defined in Section 2(1) of the Companies Act 1981 of Bermuda). The current Principal Trading Market is an appointed stock exchange as defined in Section 2(1) of the Companies Act 1981 of Bermuda.

     (d) Share Capital. The authorized share capital of the Company consists of
(a) 135,000,000 Common Shares, USD $0.0005 par value per share, of which 70,104,855 shares were issued and outstanding on November 15, 2001, all of which were duly authorized, and validly issued and are fully paid and nonassessable, and (b) 1,000,000 preference shares, USD $0.05 par value per share, of which as of November 15, 2001 (i) 135,000 shares were designated Series A Preference Shares, none of which were outstanding, and (ii) 7,500 shares were designated Series B Preference Shares, none of which were outstanding. As of the close of business on November 15, 2001, there were outstanding under the Company's share option plans (collectively, the "Company Share Plans"), options to acquire an aggregate of 4,219,144 Common Shares (subject to adjustment on the terms set forth therein), and an equal number of Common Shares are reserved for future issuance under the Company Share Plans. Except as set forth above, or disclosed in the Company SEC Documents, no capital shares are reserved for future issuance. There are no preemptive or similar rights on the part of any holders of any class of securities of the Company or of any of its Subsidiaries to acquire any of the Shares. Except for the Common Shares, the Company has outstanding no bonds, debentures, notes or other obligations or securities the holders of which currently have the right to vote with the shareholders of the Company on any matter. Except as set forth above or disclosed in the Company SEC Documents as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries contingently or otherwise to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or other Voting Securities of the Company or of any of its Subsidiaries. Except as disclosed in the Company SEC Documents there are no outstanding agreements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital shares of the Company or any of its Subsidiaries.

     (e) Subsidiaries. The Company has no Subsidiaries other than XOMA Limited, a United Kingdom company, XOMA (US) LLC, a Delaware limited liability company, XOMA (Bermuda) Ltd., a Bermuda company, XOMA Technology Ltd., a Bermuda company and XOMA Ireland Limited, an Irish company, all of which are wholly-owned by the Company. All of the outstanding shares of capital stock of each Subsidiary are owned by the Company free and clear of all Liens, other than Permitted Liens.

     (f) SEC Filings. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since December 31, 2000 (the "Company SEC Documents").

As of its filing date, each Company SEC Document filed, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, provided that no representation or warranty is made as to information contained in or omitted from any registration statement or prospectus filed pursuant to the Securities Act in reliance upon and in conformity with information furnished to the Company by any underwriter or selling shareholder specifically for inclusion therein.

     (g) Absence of Certain Events and Changes. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof, or in Company press releases (including joint press releases) released publicly prior to the date hereof, or as otherwise contemplated or permitted by this Agreement, since December 31, 2000, there has not been any event or change which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or any material change in the Company's accounting policies, principles or methods not required by GAAP.

     (h) Compliance with Law. Except as disclosed in the Company SEC Documents, each of the Company and its Subsidiaries is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to it that relate to its respective business, and neither the Company nor any of its Subsidiaries has received any notice alleging noncompliance except, with reference to all the foregoing, where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. All such Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance would not individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

     (i) Litigation. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof or in press releases (including joint press releases) released publicly prior to the date hereof by the Company or in press releases by others which are provided to the Purchasers by the Company prior to the date hereof, and except for applications and proceedings relating to regulatory approval of new drugs or the granting of patents, (i) there are no civil, criminal or administrative actions, suits, proceedings, or governmental investigations, pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries that individually or in the aggregate, are likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and (ii) there are no outstanding judgments, orders, decrees, or injunctions of any Governmental Entity against the Company or any of its Subsidiaries, that, insofar as can rea-sonably be foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and (iii) to the knowledge of the Company, no product liability claims have been asserted in a writing given to the Company or any of its Subsidiaries or threatened against the Company or any of its Subsidiaries, taken as a whole, with respect to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries.

     (j) Contracts.

     (i) The Company has filed as exhibits to the Company SEC Documents all material agreements required to be filed under the rules and regulations of the SEC. Such agreements are referred to herein as "Material Contracts." The Company has received no written notice and otherwise has no knowledge that any other party to a Material Contract intends to request an amendment to such Material Contract which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or to terminate such Material Contract.

     (ii) All Material Contracts are legal, valid, binding, in full force and effect and enforceable against the Company or its Subsidiary party thereto and, to the knowledge of the Company, each other party thereto. To the knowledge of the Company, there does not exist under any Material Contract any material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of any of the Company or its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, any other Person.

     (k) Taxes. The Company has filed all federal, state and local income and franchise tax returns required to be filed through the date hereof (or has obtained valid extensions) and has paid all taxes due thereon, and no tax deficiency has been determined adversely to the Company which has had, nor does the Company have any knowledge of any tax deficiency which, if determined adversely to the Company, could reasonably be expected to have, a Material Adverse Effect.

     (l) Status of Shares. At each Closing or conversion of the Note, as applicable, the Shares then being issued will have been validly issued and, assuming payment therefor has been made, will be fully paid and nonassessable, and; the issuance of such Shares will not be subject to preemptive rights of any other Person. The Shares will be eligible for listing on a Principal Trading Market prior to issuance of such Shares at Closing.

     (m) Intellectual Property. To the Company's knowledge, except as set forth on Schedule 3.1(m), (i) the Company and its Affiliates have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights and licenses (collectively, the "Company Intellectual Property Rights") which are necessary for use in connection with their business as presently conducted and which the failure to do so could reasonably be expected to have a Material Adverse Effect and (ii) there is no existing infringement by another Person of any of the Company Intellectual Property Rights which are necessary for use in connection with the Company's and its Affiliates' business as presently conducted, which infringement could reasonably be expected to have a Material Adverse Effect.

     (n) Brokers or Finders. No agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     (o) Financial Statements and Related Matters. Each of (i) the unaudited balance sheet for the Company as of September 30, 2001 and the related statements of income and cash flows for the 9-month period then ended, and (ii) the audited balance sheets and statements of income and cash flows for the fiscal years ended December 31, 2000 and 1999 (including in all cases the notes thereto, if any), in each case as filed with the SEC, is accurate and complete in all material respects, is consistent with the Company's books and records (which, in turn, are accurate and complete in all material respects), presents fairly the Company's financial condition and results of operations as of the times and for the periods referred to therein, has been prepared in accordance with GAAP consistently applied and, with respect to unaudited financial statements, is subject to normal year-end adjustments that are not expected to be material in amount. The Company agrees to provide the Purchasers with updated financial statements at the Second Closing Date, Third Closing Date, Fourth Closing Date and Fifth Closing Date for the most recent quarterly reporting periods for which a filing has been made under the Exchange Act (including the notes thereto, the "Updated Financial Statements").

     (p) Other Indebtedness. Except as disclosed or reflected in the financial statements contained in the Company SEC Documents, the Company has no outstanding material indebtedness. Indebtedness means all obligations of the Company for borrowed money evidenced by notes, bonds, debentures or similar instruments, for which interest charges are customarily paid, other than accounts payable and accrued obligations incurred in the ordinary course of business consistent with past practice.

     SECTION 3.2. Representations and Warranties of the Purchasers.

     Each Purchaser hereby represents and warrants to the Company as follows:

          (a) Organization. Each Purchaser is duly organized and validly existing and in good standing under the laws of its jurisdiction, with all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

          (b) Authority; Authorization; Enforceability. Each Purchaser has the requisite corporate or trust power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. All necessary corporate or trust action required to have been taken by or on behalf of each Purchaser by applicable law or otherwise to authorize the approval, execution, delivery and performance by each Purchasers of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby or thereby have been duly authorized, and no other proceedings on its part are or will be necessary to authorize this Agreement and the Registration Rights Agreement or for it to consummate such transactions. This Agreement and the Registration Rights Agreement are valid and binding agreements of the Purchasers, enforceable against the Purchasers in accordance with their respective terms, assuming that this Agreement and Registration Rights Agreement are valid and binding agreements of the Company, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies and except that rights to indemnity may be limited by public policy.

          (c) Conflicting Agreements and Other Matters. Neither the execution and delivery of this Agreement and the Registration Rights Agreement nor the performance by each Purchaser of its obligations hereunder (including without limitation the purchase by the Purchasers of the Note and the Shares) or thereunder will (i) conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any Lien upon any of the properties or assets of the Purchasers pursuant to, or (ii) require any consent, approval or other action by or any notice to or filing with any Government Entity pursuant to, the organizational documents or agreements of the Purchasers or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which the Purchasers are bound except for filings after each Closing under Section 13(d) of the Exchange Act.

          (d) Acquisition for Investment. (i) The Purchasers are acquiring the Note and the Shares for their own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and the Purchasers have no present intention to effect, or any present or contemplated plan, agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for, any distribution of the Note or the Shares, (ii) the Purchasers are "accredited investors" as defined in Rule 501(a) under the Securities Act, (iii) the Purchasers have carefully reviewed the representations concerning the Company contained in this Agreement, and (iv) the Purchasers have sufficient knowledge and experience in finance and business that they are capable of evaluating the risks and merits of their investment in the Company and able financially to bear the risks thereof.

          (e) Reoffers and Resales. All subsequent offers and sales of the Note and the Shares by each Purchaser shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration.

          (f) Company Reliance. Each Purchaser understands that the Note and the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and each Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of each Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of each Purchaser to acquire the Shares.

          (g) Information Provided. Each Purchaser and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Note and the Shares which have been requested by such Purchaser; each Purchaser and its advisors have been afforded the opportunity to ask questions of the Company and have received satisfactory answers to any such inquiries; without limiting the generality of the foregoing, each Purchaser has had the opportunity to obtain and to review the Company SEC Documents; and each Purchaser understands that its investment in the Notes and the Shares involves a high degree of risk.

          (h) Absence of Approvals. Each Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed or made any recommendation or endorsement of the Notes or the Shares.

          (i) Financial Capability. Each Purchaser presently has and will have the financial capacity and the necessary capital to perform its obligations hereunder. Each Purchaser has, or has available to it, sufficient funds to satisfy all of its financial obligations under this Agreement. Each Purchaser will promptly notify the Company of any event or circumstance which could be reasonably be expected to hinder its ability to perform its obligations hereunder.

          (j) Brokers or Finders. No agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Purchasers in connection with any of the transactions contemplated by this Agreement.

          (k) SEC Filings. Millennium has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since December 31, 2000 (the "Millennium SEC Documents"). As of its filing date, each Millennium SEC Document filed, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, provided that no representation or warranty is made as to information contained in or omitted from any registration statement or prospectus filed pursuant to the Securities Act in reliance upon and in conformity with information furnished to Millennium by any underwriter or selling shareholder specifically for inclusion therein.

                                   ARTICLE IV

                       COVENANTS AND ADDITIONAL AGREEMENTS


     SECTION 4.1. Ordinary Course. During the period from the date of this Agreement and continuing until the First Closing Date, the Company will conduct its business in the ordinary course in substantially the same manner as presently conducted.

     SECTION 4.2. Further Actions.

     (a) Each of the Company and the Purchasers shall use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order to fulfill and perform its obligations, and satisfy all conditions precedent, in respect of this Agreement, the Note and the Registration Rights Agreement, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

     (b) Each of the Company and the Purchasers shall, as promptly as practicable, (i) use commercially reasonable efforts to make, or cause to be made, all filings and submissions required under any law applicable to it or any of its Subsidiaries, and give such reasonable undertakings as may be required in connection therewith, and (ii) use commercially reasonable efforts to obtain or make, or cause to be obtained or made, all Permits necessary to be obtained or made by it or any of its Subsidiaries, in each case in connection with this Agreement, the Note and the Registration Rights Agreement, the sale and transfer of the Note and the Shares pursuant hereto and the consummation of the other transactions contemplated hereby or thereby.

     (c) Each of the Company and the Purchasers shall coordinate and cooperate with the other party in exchanging such information and supplying such reasonable assistance as may be reasonably requested by such other party in connection with the filings and other actions contemplated by this Agreement, the Note and the Registration Rights Agreement.

     (d) At all times prior to the Fifth Closing Date, or the earlier termination of this Agreement, the Company and each Purchaser shall promptly notify each other in writing of any fact, condition, event or occurrence that is reasonably likely to result in the failure of any of the conditions contained in
Article V to be satisfied at the relevant Closing, promptly upon becoming aware of the same.

     (e) The Company shall use commercially reasonable efforts to become duly qualified to conduct business as a foreign entity in the state of California.

     (f) As soon as practicable after the date hereof, the Company shall deliver to Purchaser a certificate signed by the secretary of state of the state of California, evidencing that the Company's subsidiary, XOMA (US) LLC is duly qualified and in good standing in the state of California. If XOMA (US) LLC is not duly qualified and in good standing in the state of California as of the date hereof, the Company shall use commercially reasonable efforts to cause XOMA (US) LLC to become duly qualified and attain good standing.

     SECTION 4.3. Further Assurances. The Company shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be reasonably necessary, or otherwise reasonably be requested by the Purchasers, and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

     SECTION 4.4. Repurchase.

     (a) Right of Repurchase. If the Company fails to maintain an effective registration statement covering resale of all of the Shares as set forth in the Registration Rights Agreement (provided that the Company is at such time required to maintain an effective registration statement covering resale of all of the Shares under the Registration Rights Agreement), and if such failure to maintain an effective registration statement (i) was not caused by the Purchasers, through failure to provide information or assistance to the Company that is required by the SEC, and (ii) continues for a period of more than ten
(10) consecutive Trading Days and is continuing at the time the Purchasers exercise their repurchase right as set forth in this Section 4.4(a) (provided that the Purchasers have throughout such period used their commercially reasonable efforts to assist the Company in curing such failure to the extent that the Purchasers have caused or contributed to such failure and are able to assist in curing such failure), then the Purchasers shall have the option, subject to the requirements of Bermuda law, to require the Company to repurchase in accordance with this Section 4.4 all or any portion of the Shares purchased by them hereunder, or issued to them upon conversion of the Note, and continuously held by them thereafter.

     (b) Exercise of Right of Repurchase. The Purchasers shall exercise such repurchase right by delivering a written election to the Company (the "Repurchase Notice"), delivered to the Company by the Purchasers on a date (the "Repurchase Notice Date") that is at least twenty (20) Business Days prior to the requested date of repurchase (the "Repurchase Date"), stating the number of Shares to be repurchased.

     (c) Repurchase Price. The repurchase price for each Share requested to be repurchased in accordance with Section 4.4(b) (the "Repurchase Price") shall be an amount equal to the average of the intra-day high sale price per Common Share as reported on the Principal Trading Market for each of the fifteen (15) consecutive Trading Days ending one (1) Trading Day before the Repurchase Notice Date.

     (d) Transactions at the Repurchase Date. At the Repurchase Date, the Purchaser requesting repurchase shall deliver to the Company a certificate or certificates representing the number of Shares to be repurchased, and the Company shall deliver to the Purchaser requesting repurchase an amount equal to the number of repurchased Shares multiplied by the applicable Repurchase Price by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Millennium, together with a new cer-tificate or certificates for the number of Common Shares represented by the certificate or certificates surrendered which are not to be repurchased at such Repurchase Date. In the event that the assets of the Company which are by law available for repurchase of Shares are insufficient to repurchase the total number of Shares requested by such Purchaser to be repurchased, the assets so available shall be applied to repurchase the maximum number of Shares that can be so repurchased at the Repurchase Price. Any Shares of which cannot be repurchased due to insufficient assets as set forth in the previous sentence shall be retained by the Purchasers and not so repurchased (and shall continue to be entitled to all the rights and preferences specified in this Agreement). At any time thereafter, when additional funds of the Company are legally available for the repurchase of Shares, such funds will immediately be used to repurchase the balance of the Shares which the Company has become obligated to repurchase by virtue of this Section 4.4, but which it has not repurchased.

     SECTION 4.5. Selling Restrictions.

     (a) The Purchasers agree that, from the First Closing Date until the expiration or termination of the Development Agreement, they shall not sell, transfer or otherwise dispose of Shares in the public market in any one (1) Trading Day which would exceed fifteen percent (15%) of the average daily reported volume of trading in the Common Shares for the twenty (20) Trading Days preceding the date of such sale as reported on the Principal Trading Market. Notwithstanding the foregoing, the Purchasers may sell, transfer or otherwise dispose of Shares in the public market in excess of the amount set forth above with the prior written or verbal consent of the Company, which shall not be unreasonably withheld, and which in the case of a verbal consent shall be promptly confirmed in writing.

     (b) The Purchasers agree not to sell in the public market any Common Shares during the Trading Days used to determine the conversion price under the Note, the Second Closing Average Price, the Third Closing Average Price, the Fourth Closing Average Price or the Fifth Closing Average Price.

     (c) The Purchasers agree that they shall not sell short any Common Shares or otherwise, directly or indirectly, through its agents or broker-dealers, enter into any "sales against the box," equity swaps, hedging, collar or similar transaction with respect to the Common Shares that has the purpose or effect of shorting the Common Shares.

     (d) The selling restrictions set forth in this Section 4.5 shall not apply to the sale of Common Shares from a brokerage firm account owned by any of the Purchasers to another account managed by the same brokerage firm in a "Cross-Trade." The Company acknowledges that certain brokerage firms, in the ordinary course of business, run a Cross-Trade computer model prior to effecting any open market equity trades, and that upon the running of such model, an opportunity to engage in a Cross-Trade will arise when an order to buy a security matches a corresponding order to sell a security in another account managed by the same brokerage firm, and that any such Cross-Trades will not be subject to selling restrictions set forth in this Section 4.5.

     (e) The Purchasers agree that, from the First Closing Date until the expiration or termination of the Development Agreement, except as expressly set forth herein and except for sales or transfers to Affiliates of Millennium, they shall not sell, transfer or otherwise dispose of Shares other than in the public market without the prior written consent of the Company.

     (f) The selling restrictions set forth in this Section 4.5 shall terminate and the Purchasers shall have the right, directly or indirectly, to sell, transfer or otherwise dispose of any Shares without regard to any selling restrictions set forth in this Section 4.5 in the event that:

          (i) the Company has entered into (A) a merger agreement in which the holders of the Voting Securities would cease to hold a majority of the voting securities of the surviving corporation, (B) an agreement to sell all or substantially all its assets, or (C) an agreement to be acquired, business combination, consolidation or any such similar transaction, in each case with any Person other than a wholly-owned subsidiary of the Company; provided, however, the limitation shall (1) continue if (x) the merger agreement is with a majority-owned subsidiary of the Company and the Company is to be the surviving corporation in the merger or (y) the majority of the directors of the Company, who have held that position for at least nine (9) months prior to the entering into of the merger agreement continue as the directors of the surviving company after the merger or (2) be reinstated if such merger agreement or other agreements referred to in the foregoing clauses (A), (B) or (C) is subsequently terminated or the transactions contemplated thereunder are not consummated;

          (ii) a tender or exchange offer (other than a tender or exchange offer that the Company's Board of Directors has recommended be rejected) is made by any Person (other than an Affiliate of, or any Person acting in concert with a Purchaser) to acquire Voting Securities which, if added to the Voting Securities (if any) already owned by such Person, would result, if consummated in accordance with its terms, in the beneficial ownership by such Person of more than 50% of the total voting power of all Voting Securities then outstanding, provided that the limitation shall be reinstated if such tender or exchange offer is withdrawn or terminated without such Person acquiring such 50% ownership level; or

          (iii) a tender or exchange offer, which the Company's Board of Directors has not approved or recommended, is made by any Person (other than an Affiliate of, or any Person acting in concert with, a Purchaser) to acquire Voting Securities which, if added to the Voting Securities (if any) already owned by such Person, would result, if consummated in accordance with its terms, in the beneficial ownership by such Person of more than 50% of the total voting power of all Voting Securities then outstanding and the Purchasers, upon the advice of legal counsel and financial advisors, reasonably believe in good faith, taking into account the conditions of the offer, that such tender or exchange offer will result in Voting Securities being purchased, provided that the limitation shall be reinstated if such tender or exchange offer is withdrawn or terminated without such Person acquiring such 50% ownership level.

     SECTION 4.6. Standstill Agreement.

     (a) During the Applicable Period, except as permitted by Section 4.6(b) or
(c), the Purchasers and their Affiliates will not (and will not assist or encourage others to) directly or indirectly in any manner:

          (i) acquire, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, gift or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange
     Act) or interest in any securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of the Company;

          (ii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to
     Section 14 of the Exchange Act); provided, however, that the prohibition in this subparagraph (ii) shall not apply to solicitations exempted from the proxy solicitation rules by Rule 14a-2 under the Exchange Act as such Rule is in effect as of the date hereof;

          (iii) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company;

          (iv) acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible or intangible, of the Company or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company, except for such assets as are then being offered for sale by the Company;

          (v) enter into any arrangement or understanding with others to do any of the actions restricted or prohibited under clauses (i), (ii) or (iii) of this Section 4.6(a); or

          (vi) otherwise act in concert with others, to seek to offer to the Company or any of its shareholders any business combination, restructuring, recapitalization or similar transaction to or with the Company or otherwise seek in concert with others, to control, change or influence the management, board of directors or policies of the Company or nominate any person as a director of the Company who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the shareholders of the Company.

     (b) Nothing herein shall prevent the Purchasers from purchasing any securities of the Company pursuant to the terms of this Agreement (including through exercise of its rights under Section 4.5 hereof) and Purchaser shall not be treated as having breached any covenant in this Agreement solely as a result of such purchase.

     (c) This Section 4.6 shall terminate and the Purchasers and their Affiliates shall have the right to acquire any securities of the Company without regard to the limitation on share ownership set forth in this Section 4.6 in the event that:

          (i) the Company has entered into (A) a merger agreement in which the holders of the Voting Securities would cease to hold a majority of the voting securities of the surviving corporation, (B) an agreement to sell all or substantially all its assets, or (C) an agreement to be acquired, business combination, consolidation or any such similar transaction, in each case with any Person other than a wholly-owned subsidiary of the Company; provided, however, the limitation shall continue if (1) the merger agreement is with a majority-owned subsidiary of the Company and the Company is to be the surviving corporation in the merger, or (2) the merger agreement or other agreements referred to in the foregoing clauses (A),
     (B), or (C) is subsequently terminated or the transactions contemplated thereunder are not consummated; or

          (ii) a tender or exchange offer (other than a tender or exchange offer that the Company's Board of Directors has recommended be rejected) is made by any Person or 13D Group (as hereinafter defined) (other than an Affiliate of, or any Person acting in concert with, a Purchaser) to acquire Voting Securities which, if added to the Voting Securities (if any) already owned by such Person or 13D Group, would result, if consummated in accordance with its terms, in the beneficial ownership by such Person or 13D Group of more than 50% of the total voting power of all Voting Securities then outstanding, provided that the limitation shall be reinstated if such tender or exchange offer is withdrawn or terminated without such Person or 13D Group acquiring such 50% ownership level, and provided further, notwithstanding the termination or withdrawal of any such tender or exchange offer, any securities of the Company acquired by the Purchasers or their Affiliates following the making of such tender or exchange offer and prior to such termination or withdrawal may be retained; or

          (iii) it is publicly disclosed or a Purchaser otherwise learns that Voting Securities representing more than 50% of the total voting power of all Voting Securities then outstanding are beneficially owned by any Person or 13D Group (other than an Affiliate of, or any person acting in concert with, a Purchaser); or

          (iv) a proxy contest (or similar incident) is made by any Person or 13D Group (other than an Affiliate of, or any Person acting in concert with a Purchaser) to elect individuals who at the beginning of any calendar year did not constitute the majority of the members of the Board of Directors of the Company then in office and the Purchasers, upon the advice of legal counsel and financial advisors, reasonably believe in good faith that such proxy contest will result in the election of individuals who will constitute a majority of members of the Board of Directors of the Company, but who did not, at the beginning of the calendar year, constitute the major-ity of the members of the Board of Directors of the Company then in office, provided that the limitation shall be reinstated if such proxy contest or similar incident is terminated or withdrawn without affecting the change in the Board of Directors referred to above and provided further that, notwithstanding the termination or withdrawal of any such proxy contest or similar incident, any securities of the Company acquired by the Purchasers or their Affiliates following initiation of such proxy contest or similar incident and prior to such termination or withdrawal may be retained.

     (d) As used herein, the term "13D Group" shall mean any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder (as now in effect and based on present legal interpretations thereof) to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act. Ownership of Voting Securities under Section 4.6(c) above and Section 4.5(d) above shall be determined in accordance with Rule 13d-3 of the Exchange Act as currently in effect.

     (e) Nothing herein shall prevent the Purchasers from acquiring securities of another operating entity, including without limitation a biotechnology or pharmaceutical company, that beneficially owns any of the Company's securities.


                                    ARTICLE V

                              CONDITIONS PRECEDENT


     SECTION 5.1. Each Party's Obligations. The obligations of the Company and each Purchaser to consummate the transactions contemplated to occur at each Closing shall be subject to the satisfaction prior to each Closing of each of the following conditions, each of which may be waived only if it is legally permissible to do so:

     (a) Approvals. All material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity (including, without limitation, any foreign antitrust filing) necessary for the consummation of the transactions contemplated hereby, shall have been obtained or filed or shall have occurred.

     (b) No Litigation, Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

     SECTION 5.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated to occur at each Closing shall be subject to the satisfaction or waiver thereof prior to each Closing of the following condition:

     The representations and warranties of the Purchasers that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of each Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), and the Company shall have received a certificate signed by an authorized officer of each of the Purchasers to such effect.

     SECTION 5.3. Conditions to the Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated to occur at each Closing shall be subject to the satisfaction or waiver thereof prior to each Closing of each of the following conditions:

     (a) Representations and Warranties. The Purchasers shall have received a certificate signed by (i) the chief executive officer, president or senior vice president, operations of the Company and (ii) the chief financial officer of the Company describing the extent to which the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality are true and correct, and those that are not so qualified are true and correct in all material respects, as of the date of this Agreement and as of the time of each Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality are true and correct, and those that are not so qualified are true and correct in all material respects, on and as of such earlier date). At each of the Second Closing, Third Closing, Fourth Closing and Fifth Closing, in such certificate the chief executive officer, president or senior vice president, operations and chief financial officer of the Company shall also represent and warrant that the Updated Financial Statements for the applicable period, are accurate and complete in all material respects, consistent with the Company's books and records (which, in turn are accurate and complete in all material respects), present fairly the Company's financial condition and results of operations as of the times and for the periods referred to therein, have been prepared in accordance with GAAP consistently applied and, with respect to unaudited financial statements, are subject to normal year-end adjustments that are not expected to be material in amount. If the events or information disclosed in the certificate described in the first sentence of this Section 5.3(a) could, in the reasonable judgment of the Company's chief executive officer or board of directors after consultation with Company counsel, indicate that there has occurred an event or circumstance that is required to be publicly disclosed pursuant to the rules of the Principal Trading Market or applicable Federal or state securities laws, and such event or information has not been publicly disclosed prior to seventeen (17) Trading Days before any Closing, then the Purchasers shall have the option to delay any such Closing for a period of seventeen (17) Trading Days following public disclosure of such event or information, unless the Company subsequently ad-vises the Purchasers in writing that the circumstances surrounding such event or information have changed such that, in the reasonable judgment of the Company's chief executive officer or board of directors, after consultation with Company counsel, disclosure will no longer be required, in which case such Closing shall be held no later than five (5) Business Days thereafter. The disclosure of any other Material Adverse Effect in the certificate referenced above shall not be deemed a failure of a Closing condition.

     (b) Updated Financial Statements. Not less than two (2) weeks prior to each of the Second, Third, Fourth and Fifth Closings, the Company shall provide each Purchaser with Updated Financial Statements. In addition, the Company shall provide such supplemental schedules as may be required to cause the representations and warranties of the Company set forth in this Agreement to be true and correct on the date of the relevant Closing.

     (c) Development and License Agreement. The Development and License Agreement shall have become effective in accordance with the terms and conditions thereof, and no material, uncured breach by the Company shall have occurred, and there shall have been no termination of the Development and License Agreement or the Registration Rights Agreement for cause by the Purchasers.

     (d) Principal Trading Market Listing. The Common Shares shall continue to be listed on a Principal Trading Market as of the date of each Closing. Trading in the Company's securities shall not have been suspended, other than a temporary suspension of trading to provide for an orderly market. Prior to any Closing, the Company shall have received Principal Trading Market approval for quotation of the Shares to be issued at such Closing, subject only to official notice of issuance.

     (e) Registration of Shares.

     (i) The Company shall have executed and delivered the Registration Rights Agreement between the Company and the Purchasers of even date herewith (the "Registration Rights Agreement").

     (ii) Prior to the Second Closing, the Company shall have caused the Shares to be issued upon conversion of the Note and the Second Closing Shares to be registered for resale by the Purchasers pursuant to an effective registration statement on Form S-3 and meeting the requirements set forth in the Registration Rights Agreement.

     (iii) Prior to the Third Closing, the Company shall have caused the Third Closing Shares to be registered for resale by the Purchasers pursuant to an effective registration statement on Form S-3 and meeting the requirements set forth in the Registration Rights Agreement.

     (iv) Prior to the Fourth Closing, the Company shall have caused the Fourth Closing Shares to be registered for resale by the Purchasers pursuant to an effective registration statement on Form S-3 and meeting the requirements set forth in the Registration Rights Agreement.

     (v) Prior to the Fifth Closing, the Company shall have caused the Fifth Closing Shares to be registered for resale by the Purchasers pursuant to an effective registration statement on Form S-3 and meeting the requirements set forth in the Registration Rights Agreement.

     (f) Opinion of the Company's Counsel. The Purchasers shall have received an opinion dated as of each Closing (and as of conversion of the Note) of each of
(x) Christopher J. Margolin, Vice President, General Counsel and Secretary of the Company, in substantially the form attached as Exhibit C, and (y) Conyers Dill & Pearman, special counsel to the Company, in substantially the form attached as Exhibit D, and (z) Cahill Gordon & Reindel, special counsel to the Company, in substantially the form attached as Exhibit E.

     (g) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Company under this Agreement and the Registration Rights Agreement and the Purchasers shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect.

     (h) Corporate Proceedings, Approvals. All corporate proceedings and approvals of the Company in connection with the transactions contemplated under this Agreement, the Note, and the Registration Rights Agreement and all documents and instruments incident thereto, shall have been obtained, and the Purchasers and its counsel shall have received all such documents and instruments, or copies thereof, certified or requested, as may be reasonably requested.

     (i) Conversion or Repayment of Note. Prior to or at the Second Closing, the Note and all accrued interest thereon shall have been converted to Common Shares or repaid in accordance with the terms set forth therein.


                                   ARTICLE VI

                                   TERMINATION


     SECTION 6.1. Termination. This Agreement may be terminated at any time prior to the Fifth Closing:

          (a) by mutual written consent of the Purchasers and the Company;

          (b) by the Purchasers or the Company, if there shall be any statute, law, regulation or rule that makes consummating the transactions contemplated hereby illegal or if any court or other Governmental Entity of competent jurisdiction shall have issued judgment, order, decree or ruling, or shall have taken such other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such judgment, order, decree or ruling shall have become final and non-appealable;

          (c) by the Purchasers:

               (i) if the Development and License Agreement has been terminated for any reason, or if the Company shall have failed to perform in any material respect any of its obligations hereunder or under the Registration Rights Agreement, or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached in any material respect any representation or warranty not so qualified, and the Company has failed to perform such obligation within 30 days of its receipt of written notice thereof from the Purchasers, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

               (ii) if any of the conditions set forth in Section 5.1 or 5.3 shall become impossible to fulfill (other than as a result of any breach by the Purchasers of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

               (iii) if the Common Shares shall no longer be listed on any Principal Trading Markets; or

               (iv) if an Event of Default other than pursuant to Section 8(d) thereof shall have occurred under the Note.

          (d) by the Company:

               (i) if the Development and License Agreement has been terminated for any reason, or if the Purchasers shall have failed to perform in any material respect any of their obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached any material respect any representation or warranty not so qualified, and the Purchasers have failed to perform such obligation or cure such breach, within 30 days of its receipt of written notice thereof from the Company, and such failure to perform shall not have been waived in accordance with the terms of this Agreement; or

               (ii) if any of the conditions set forth in Section 5.1 or 5.2 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement.

     SECTION 6.2. Effect of Termination. In the event of termination of this Agreement by either the Company or the Purchasers as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Purchasers or the Company, other than the provisions of Section 4.4, this Section 6.2 and Section 8.9, except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, as to which breaches the parties shall retain any and all rights attendant thereto.


                                   ARTICLE VII

                                 INDEMNIFICATION


     SECTION 7.1. Indemnification of the Purchasers.

     (a) The Company covenants and agrees to indemnify and hold harmless each of the Purchasers, their Affiliates (other than the Company and any of its Subsidiaries), and their respective officers, directors, partners, employees, agents, advisers and representatives (collectively, the "Purchasers' Indemnitees") from and against, and pay or reimburse the Purchasers' Indemnitees for, any and all claims, demands, liabilities, obligations, losses, costs, expenses, fines or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and all expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, "Losses"), resulting from or based on (or allegedly resulting from or based on) any breach by the Company of any representation, warranty, covenant or obligation of the Company hereunder. The Losses described in this Section 7.1(a) are herein referred to as "Purchasers' Indemnifiable Losses". The Company shall reimburse the Purchasers' Indemnitees for any legal or other expenses incurred by such Purchasers' Indemnitees in connection with investigating or defending any such Purchasers' Indemnifiable Losses as such expenses are incurred.

     (b) In the event of any such claim against any Purchaser Indemnitee, the Purchasers shall promptly notify the Company in writing of the claim and the Company shall manage and control, at its sole expense, the defense of the claim and its settlement. The Purchaser Indemnitees shall cooperate with the Company and may, at their option and expense, be represented in any such action or proceeding. The Company shall not be liable for any settlements, litigation costs or expenses incurred by the Purchaser Indemnitees without the Company's written authorization.

     SECTION 7.2. Indemnification of the Company.

     (a) The Purchasers, jointly and severally, covenant and agree to indemnify and hold harmless each of the Company, its Affiliates (other than the Purchasers and any of their Subsidiaries), and their respective officers, directors, partners, employees, agents, advisers and representatives (collectively, the "Company's Indemnitees") from and against, and pay or reimburse the Company's Indemnitees for, any and all Losses resulting from or based on (or allegedly resulting from or based on) any breach by a Purchaser of any representation, warranty, covenant or obligation of the Purchasers hereunder. The Losses described in this Section 7.2(a) are herein referred to as "Company's Indemnifiable Losses". The Purchasers shall reimburse the Company's Indemnitees for any legal or other expenses incurred by the Com-pany's Indemnitees in connection with investigating or defending any such Company's Indemnifiable Losses as such expenses are incurred.

     (b) In the event of any such claim against any Company Indemnitee, the Company shall promptly notify the Purchasers in writing of the claim and the Purchasers shall manage and control, at their sole expense, the defense of the claim and its settlement. The Company Indemnitees shall cooperate with the Purchasers and may, at their option and expense, be represented in any such action or proceeding. The Purchasers shall not be liable for any settlements, litigation costs or expenses incurred by the Company Indemnitees without the Purchasers' written authorization.


                                  ARTICLE VIII

                                  MISCELLANEOUS


     SECTION 8.1. Governing Law. This Agreement shall be construed and the respective rights of the parties determined according to the substantive laws of the State of New York notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

     SECTION 8.2. Assignment. Neither the Company nor the Purchasers may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer (by merger or otherwise) of all or substantially all of the business and assets of the Company or the Purchasers to which the subject matter of this Agreement pertains, provided that the acquirer confirms to the other party in writing its agreement to be bound by all of the terms and conditions of this Agreement. Notwithstanding the foregoing, either party may assign this Agreement to an Affiliate, provided that such party shall guarantee the performance of such Affiliate, and provided further that either party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such party that is controlled by such party.

     SECTION 8.3. Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. The parties also acknowledge the simultaneous execution and delivery of the Development and License Agreement, the Note and the Registration Rights Agreement, none of which shall be superseded by this Agreement. Any amendment or modification to this Agreement shall be made in writing signed by both parties.

     SECTION 8.4. Notices.

                  Notices to the Company shall be addressed to:

                           XOMA LTD.
                           2910 Seventh Street
                           Berkeley, California 94710
                           Attn:  General Counsel
                           Telephone: (510) 644-1170
                           Facsimile: (510) 649-7571

                  with copies (which shall not constitute notice) to:

                           Cahill Gordon & Reindel
                           Eighty Pine Street
                           New York, New York 10005
                           Attn:  Geoffrey E. Liebmann, Esq.
                           Telephone:  (212) 701-3000
                           Facsimile:  (212) 269-5420

                  Notices to Millennium shall be addressed to:

                           Millennium Pharmaceuticals, Inc.
                           75 Sidney Street
                           Cambridge, Massachusetts 02139-4815
                           Attn:  General Counsel
                           Telephone:  (617) 679-7000
                           Facsimile:  (617) 621-0264

                  with copies (which shall not constitute notice ) to:

                           Hill & Barlow
                           A Professional Corporation|
                           One International Place
                           100 Oliver Street
                           Boston, Massachusetts 02110-2600
                           Attn:  Andrea M. Teichman, Esq.
                           Telephone:  (617) 428-3000
                           Facsimile:  (617) 428-3500

                  Notices to the Trust shall be addressed to:

                           mHOLDINGS TRUST
                           c/o Millennium Pharmaceuticals, Inc.
                           75 Sidney Street
                           Cambridge, Massachusetts 02139-4815
                           Attn:  President
                           Telephone:  (617) 679-7000
                           Facsimile:  (617) 374-7788

                  With copies to:

                           Millennium Pharmaceuticals, Inc.
                           75 Sidney Street
                           Cambridge, Massachusetts 02139-4815
                           Attn: General Counsel
                           Telephone:  (617) 679-7000
                           Facsimile:  (617) 621-0264

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) delivered by hand, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable overnight courier service, or (d) sent by facsimile transmission, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

     SECTION 8.5. Public Announcements. The provisions of Section 14.1 of the Development and License Agreement herein shall govern any and all public statements with respect to the transactions contemplated by this Agreement.

     SECTION 8.6. No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     SECTION 8.7. Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

     SECTION 8.8. No Implied Waivers; Rights Cumulative. No failure on the part of the Company or the Purchasers to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     SECTION 8.9. Confidentiality. Each of the Purchasers and the Company shall, and shall cause each of its Affiliates to, treat and hold as confidential all information concerning the business and affairs of the other party disclosed to it or of which it becomes aware in connection with this Agreement that is not already generally available to the public (the "Confidential Information"), and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that any party or its Affiliate is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party shall notify the other party promptly of the request or requirement so that such other party may seek an appropriate protective order or waive compliance with the provisions of this Section 8.9. If, in the absence of a protective order or the receipt of a waiver hereunder, any party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such party may disclose the Confidential Information to the tribunal; provided that such disclosing party shall use commercially reasonable efforts to obtain, at the request of the other party, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the party to whom such information relates shall designate.

     SECTION 8.10. Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

     SECTION 8.11. Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     SECTION 8.12. No Third Party Beneficiaries. No person or entity other than the Purchasers, the Company and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

     SECTION 8.13. Specific Enforcement. The Purchasers, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

     SECTION 8.14. Cooperation. The Purchasers and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

     SECTION 8.15. Expenses and Remedies. Whether or not the Closings take place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

     SECTION 8.16. Transfer of Shares. The Purchasers understand and agree that the Note and the Shares have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. The Purchasers acknowledge that except as provided in the Registration Rights Agreement, the Purchasers have no right to require the Company to register the Note or the Shares and understand and agree that each certificate representing the Note or the Shares (other than, with respect to the first legend, Shares that are no longer subject to the provisions of Section 3.6 and other than, with respect to the second legend, Shares which have been transferred in a transaction registered under the Securities Act or exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder or any similar rule or regulation) shall bear the legends in substantially the following form:

          "THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AN AGREEMENT ON FILE AT THE OFFICE OF THE COMPANY."

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

and the Purchasers agree to transfer the Note and the Shares only in accordance with the provisions of such legends.

         [The remainder of this page has intentionally been left blank.]

     IN WITNESS WHEREOF, EACH PURCHASER and the COMPANY have each caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

                             XOMA LTD.


                             By:
                                    --------------------------------------------
                                    Name:
                                    Title:



                             MILLENNIUM PHARMACEUTICALS, INC.


                             By:
                                    --------------------------------------------
                                    Name:
                                    Title:



                             mHOLDINGS TRUST


                             By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 SCHEDULE 3.1(m)

                      CERTAIN INTELLECTUAL PROPERTY MATTERS


     It is the Company's position that antibody discovery by phage display technology depends upon expressing antibody domains in bacteria as properly folded, functional, secreted proteins, as described in the Company's bacterial antibody expression patents, and that consequently companies engaging in antibody discovery using phage display without a license are infringing the Company's patents, particularly companies that provide phage display antibody discovery services to others, such as [*], [*], Cambridge Antibody Technology Limited, [*], [*] and [*].

                                    EXHIBIT A

                          ADJUSTMENTS UPON TERMINATION
                 OF DEVELOPMENT PROGRAM FOR ONE LICENSED PRODUCT


                            From                           To
                            ----                           --

 Second Closing             USD $7,500,000                 USD $4,500,000
 Third Closing              USD $7,500,000                 USD $4,500,000
 Fourth Closing             USD $15,000,000                USD $9,000,000
 Fifth Closing              USD $15,000,000                USD $9,000,000





                                      A-1